Exhibit 99.1

Contact:	Stephen H. Gordon	Chairman & CEO	Telephone: (949) 585-7500
	David S. DePillo	President & COO	Facsimile: (949) 585-0174

COMMERCIAL CAPITAL BANCORP, INC. ANNOUNCES NEW BANKING LOCATION

IRVINE, CA – April 22, 2004 – Commercial Capital Bancorp, Inc. (the “Company”), (NASDAQ: “CCBI”), announced today that its bank subsidiary, Commercial Capital Bank (the “Bank”), has entered into a lease agreement with the Irvine Company to open a banking office in Newport Coast, California. The new banking office, which is scheduled to open in 2005 and be located in the Crystal Cove Promenade, on the Pacific Coast Highway, is a continuation of the Company’s strategy of providing high-end, relationship-driven, private and business banking services to its clientele of income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals.

Crystal Cove Promenade is located at the base of the new, high-end residential development of Crystal Cove, which is at the hub of Laguna Beach, Dana Point, Corona del Mar, Newport Beach, and Huntington Beach, all high income, coastal communities, located within Orange County. Newport Coast is one of the most affluent areas in California with a median household income of $164,653, with approximately 45% of households earning more than $200,000 in annual income. The new banking office will be located in a free standing building adjacent to the Pacific Coast Highway, and as such will be highly visible to the approximately 45,000 vehicles that pass by each day. Other Crystal Cove Promenade businesses include Ann Taylor Loft, Starbucks, Trader Joe’s, Pacific Whey Café and Baking Company, Gap, Banana Republic, Pink Wasabi, William – Sonoma, All the Rage Baby, Juxtaposition Home, La Diva, Modo Mio Cucina Rustica, Cassis, Eric Hanan Jewels, Jennifer Croll, Urban Gardener, and the Yellow Cottage.

The Company, headquartered in Irvine, CA, is a multifaceted financial services company which provides financial services to meet the needs of its client base, which includes income-property real estate investors, middle market commercial businesses, and high net-worth individuals, families and professionals. At December 31, 2003, the Company was the 3rd largest multi-family lender in California during the 12 months ended December 31, 2003 (source: Dataquick Information Systems) and Commercial Capital Bank, the Company’s bank subsidiary, was the fastest growing savings institution in California, based on percentage growth in total assets over the 36 months ended December 31, 2003 (source: www.fdic.gov). The Bank has full service banking offices located at the Company’s headquarters in Irvine, Rancho Santa Margarita, Riverside, and La Jolla and loan origination offices in Sacramento, Corte Madera (Marin County), Oakland, Burlingame, Woodland Hills, Encino, Los Angeles, Irvine, and La Jolla, CA, and plans to open a banking office in Beverly Hills, California in the summer of 2004 and Newport Coast, California in 2005. On January 27, 2004, the Company announced that it had signed a definitive agreement to acquire Hawthorne Financial Corporation; a Southern California based savings institution with $2.7 billion of assets, $1.7 billion of deposits and 15 branches.

This press release may include forward-looking statements related to the Company’s plans, beliefs and goals, which involve certain risks, and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: competitive pressure in the banking industry; changes in the interest rate environment; the health of the economy, either nationally or regionally; the deterioration of credit quality, which would cause an increase in the provision for possible loan and lease losses; changes in the regulatory environment; changes in business conditions, particularly in California real estate; volatility of rate sensitive deposits; asset/liability matching risks and liquidity risks; and changes in the securities markets. The Company undertakes no obligation to revise or publicly release any revision to these forward-looking statements.